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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



       Date of Report (Date of earliest event reported) November 19, 2004
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                        Generex Biotechnology Corporation
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             (Exact name of registrant as specified in its charter)



               Delaware                    000-25169             82-049021
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     (State or other jurisdiction        (Commission         (IRS Employer
         of Incorporation)               File Number)      Identification No.)



          33 Harbor Square, Suite 202, Toronto, Ontario Canada M5J 2G2
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               (Address of principal executive offices) (Zip Code)


         Registrant's telephone number, including area code 416/364-2551
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          -------------------------------------------------------------
          (Former name or former address, if changed since last report)


         Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR
    230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR
    240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act (17 CFR 240.13e-4(c))


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Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or
Standard; Transfer of Listing.

On November 19, 2004, Generex Biotechnology Corporation received notice from The Nasdaq Stock Market informing Generex that it does not comply with Market Place Rule 4310(c)(2)(B), which requires Generex to have a minimum of $2,500,000 in stockholders' equity or $35,000,000 market value of listed securities or $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years.

The Staff has requested that Generex provide on or before December 6, 2004 a specific plan to achieve and sustain compliance with all The Nasdaq SmallCap Market listing requirements, including the time frame for completion of the plan. The following sets forth elements of the plan currently contemplated by Generex in order for it to comply with the $2,500,000 stockholders' equity requirement under Market Place Rule 4310(c)(2)(B).

In connection with a contemplated joint venture, Generex entered into a Securities Purchase Agreement, pursuant to which Generex has agreed to sell 800,000 shares of its common stock for an aggregate purchase price of $2,000,000. Generex anticipates that the transaction will close on or prior to December 10, 2004. Accordingly, if Generex consummates the transaction, Generex's stockholders' equity would increase by approximately $2,000,000.

In addition, on November 15, 2004, Generex completed a private placement of 6% Secured Convertible Debentures and warrants for aggregate proceeds of $4,000,000. The Debentures have a term of fifteen (15) months and amortize over thirteen (13) months in thirteen (13) equal monthly installments beginning on the first day of the third month following their issuance, or February 15, 2005. In accordance with the terms of the Debentures, Generex may repay the principal amount outstanding on the Debentures, plus accrued and unpaid interest, with shares of its common stock. However, in the event the market price of Generex's common stock is not greater than $0.75 at the time it repays the outstanding principal amount, it may not repay any outstanding principal, or accrued and unpaid interest, unless it has obtained shareholder approval. As a result, Generex plans to convene a meeting of its stockholders prior to February 15, 2005 to approve the issuance of common stock for repayment of outstanding principal, plus accrued and unpaid interest, with shares of its common stock in all instances. Accordingly, in the event Generex obtains stockholder approval and repays principal with shares of its common stock, Generex would reduce aggregate liabilities on its balance sheet without reducing its available cash, which would increase its stockholders' equity.

Additionally, subject to the approval of The Nasdaq Stock Market, Generex plans to offer holders of its outstanding warrants a one-time opportunity to exercise all, or a portion, of the warrants held by such holders at an exercise price equal to the market price of Generex's common stock at the time of exercise. The repricing of the warrants will be available to such holders for a predetermined period of time and the original exercise price of any warrants not exercised during such period shall not be affected. Generex currently has 7,778,059 warrants outstanding that would be affected by this plan. In the event Generex pursues this repricing plan, all warrant exercises would result in a substantial increase in its stockholders' equity.

Lastly, Generex has renewed discussions with Elan Corporation, plc to restructure the terms of Generex's Series A Convertible Preferred Stock held by Elan. The current terms of the Series A Preferred Stock require that it be listed as approximately $14.3 Million of debt on Generex's balance sheet. In the event the terms of the Series A Preferred Stock can be restructured such that it would no longer be debt, Generex's stockholders' equity would increase significantly.

In addition to the foregoing, Generex continues to pursue equity financing opportunities and hopes to have a transaction or transactions it can present to The Nasdaq Stock Market when Generex provides its response by December 6, 2004.




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                                    SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        GENEREX BIOTECHNOLOGY CORPORATION



Dated: November 26, 2004                By: /s/ Rose C. Perri
                                            --------------------------
                                            Rose C. Perri
                                            Chief Operating Officer
                                             (principal financial officer)